Exhibit 99.1

Washington Federal, Inc.

425 Pike Street

Seattle, WA 98101

Contact: Cathy Cooper

(206) 777-8246

Friday, September 19, 2008

FOR IMMEDIATE RELEASE

Washington Federal announces writedown of Fannie Mae,

Freddie Mac Preferred Stock

SEATTLE – Washington Federal, Inc. (Nasdaq: WFSL), the parent company of Washington Federal Savings, today announced that, as a result of a one-time writedown of its holdings in Fannie Mae and Freddie Mac Preferred Stock, the Company will report its first ever quarterly loss of approximately $39 million for the quarter ending September 30, 2008. For the full fiscal year ended September 30, 2008, the Company estimates it will report net income of approximately $62 million.

As a result of the U.S. Government placing Fannie Mae and Freddie Mac into conservatorship and the accompanying decline in value of their preferred stock, the Company will take a charge of approximately $88 million pretax for an other than temporary impairment of its investment in these securities. The securities have a current market value of $2 million, which will be the new cost basis for these investments. On an after tax basis, the charge will be approximately $57 million. In recognition of the continued deterioration in the housing market and an expected increase in non-performing assets, the Company will also bolster its reserve for possible future loan losses by taking a provision for loan losses of approximately $35 million for the quarter ending September 30, 2008. As of quarter end, non-performing assets are expected to be approximately $180 million or 1.5% of total assets.

Chairman, President & CEO Roy M. Whitehead said, “It is very unfortunate that recent actions by the U.S. Treasury to nationalize and repair the finances of Fannie Mae and Freddie Mac did not include protection for preferred stock holders. Investors should view the quarterly loss resulting from the writedown on the securities of these government-sponsored enterprises, which until recently were viewed as among the safest permissible investments for federally chartered thrifts, as a one-time event. Investors are also reminded that since 2000, the Company has produced over $1 billion in net income after tax, is expected to post a profit for the year and remains extremely well capitalized. It is a testament to the Company’s financial strength that such a significant charge can be taken with only minor effect on the overall financial condition of the institution.”

After the quarterly loss is recorded, all of Washington Federal Savings’ capital measures will remain significantly above industry standards and regulatory guidelines. The Company’s Tangible Capital Ratio will be approximately 9.6% at September 30, 2008, nearly double the 5.0% requirement to be viewed as “well capitalized” by the Office of Thrift Supervision.

Deposit growth for the year will be approximately 6% or $350 million, excluding the $744 million of deposits acquired in the First Mutual Bank acquisition in February 2008.

Washington Federal Savings, with headquarters in Seattle, Washington, has 148 offices in eight western states.

Important Cautionary Statements

Washington Federal will report its full fourth quarter results during the week of October 20, 2008. The Company expects market conditions to remain volatile during the remaining days of September and therefore actual fourth quarter results could differ materially from the fourth quarter outlook provided above.

The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company’s 2007 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Statements contained herein that are not historical facts should be considered forward-looking statements with respect to Washington Federal. Forward-looking statements of this type speak only as of the date of this report. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, unforeseen local, regional, national or global events, economic conditions, asset quality, interest rates, loan demand, changes in business or consumer spending, borrowing or savings habits, deposit growth, adequacy of the reserve for loan losses, competition, stock price volatility, government monetary and economic policy, anticipated expense levels, changes in laws and regulations, the level of success of the company’s asset/liability management strategies as well as its marketing, product development, sales and other strategies, the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as the Financial Accounting Standards Board and other accounting standard setters, the costs and effects of litigation and of unexpected or adverse outcomes in such litigation, and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Washington Federal undertakes no obligation to update or revise forward-looking statements to reflect subsequent circumstances, events or information or for any other reason.

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